UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 17, 2009 (December 14, 2009)

CLARCOR INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

840 Crescent Centre Drive, Suite 600, Franklin, TN	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	615-771-3100

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2009, the Board of Directors CLARCOR Inc., a Delaware corporation (the “Company”), authorized the amendment (“Amendment”) of the CLARCOR Inc. Executive Retirement Plan (the “SERP”).  Pursuant to the Amendment, the interest rate used to calculate a lump sum benefit payable under the SERP will now be the 36 month average of the interest rate published monthly by the Pension Benefit Guaranty Corporation (“PBGC Rate”).  Prior to the Amendment, such a lump sum payment would have been calculated using the PBGC Rate in effect on the given calculation date.  The effect of the Amendment is to reduce the impact of interest rate volatility and mitigate the incentive for a SERP-eligible executive to retire when the “spot” PBGC Rate is particularly attractive to him, or when he fears a disadvantageous change in the spot PBGC Rate may be forthcoming.

Only the Company’s Chief Executive Officer, Norman Johnson, and Chief Financial Officer, Bruce Klein, currently participate in the SERP and, thus, they are the only Company executives impacted by the Amendment.  Because the move to the 36 month average PBGC Rate may result in these executives receiving less money than they would receive using the “spot” PBGC Rate, the consent of each of these executives was necessary for the Amendment to take effect.  Both Mr. Johnson and Mr. Klein have granted their consents.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment itself, which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 1 to the Amended and Restated CLARCOR Inc. Executive Retirement Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By:	/s/ Richard M. Wolfson
Richard M. Wolfson
Vice President, General Counsel and Secretary

Date: December 17, 2009

EXHIBIT INDEX

No.	Exhibit

10.1	Amendment No. 1 to the Amended and Restated CLARCOR Inc. Executive Retirement Plan.